Exhibit 10.7

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

CONSULTING AGREEMENT

THIS AGREEMENT is entered into on April 1, 2021 (the “Effective Date”)

BETWEEN:

1261038 B.C. LTD., a company incorporated pursuant to the laws of the Province of British Columbia with an address at 420 – 730 View Street, Victoria, British Columbia V8W 3Y7

(the “Company”)

AND

BURTON FINANCIAL INC., a company incorporated pursuant to the laws of the Province of Ontario with an address at
60 Waverley Road, Toronto, ON, M4L 3T1

(the “Consultant”)

WHEREAS:

A.	The Company wishes to engage the services of the Consultant, and the Consultant wishes to be engaged by the Company, to provide certain services to the Company in connection with the Company’s business and affairs.

B.	The parties wish to enter into this Consulting Agreement in order to formally document in writing the terms and conditions of the Consultant’s engagement (the “Agreement”).

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements of the parties and such other food and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	Engagement of Consultant

1.1.	Effective the Effective Date, the Company hereby confirms the appointment and engagement of the Consultant as a consultant with respect to the Services (as herein defined) and the Consultant hereby accepts such appointment and engagement by the Company as a consultant, all upon and subject to the terms and conditions of this Agreement.

2.	Services Provided

2.1.	During the Term (as herein defined) the Consultant will provide management, business and operational consulting services (the “Services”) to the Company (and/or such subsidiaries as may from time to time be determined by the Company) as may be requested by the Company from time to time.

2.2.	The Consultant will report to the board of directors of the Company (the “Board”) and will keep the Board informed of all matters concerning the provision of the Services.

2.3.	The Contractor will be available to provide the Services to the Company in a timely manner as required in connection with the performance of the Services.

2.4.	The Contractor acknowledges and accepts that it has the skills, experience and qualifications to necessary to perform the Services.

2.5.	At all times during the Term, the Consultant will faithfully, honestly and diligently serve the Company in a competent and professional manner, use the Consultant’s best efforts to promote the best interests of the Company and ensure that the Services are provided to the satisfaction of the Company.

2.6.	During the Term, the Consultant shall ensure that it complies with all applicable rules, laws, regulations and policies having application to the carrying out and performance of the Consultant’s obligations under this Agreement.

3.	Fees and Expenses

3.1.	Subject to the satisfaction of the Company that the Consultant has adequately performed the Services and is not in breach of any of the terms and conditions of this Agreement, the Company shall pay the Consultant a monthly fee in the amount of CAD$25,000, plus GST/HST (if applicable) (the “Fees”) for the Services rendered the previous month. The Consultant shall submit an invoice to the Company on the last day of each calendar month setting out the amount claimed for the preceding month, together with any applicable tax payable thereon. Without limiting the foregoing, the Company may withhold payment of any amount (i) that is disputed in good faith, pending resolution of such dispute, or (ii) in the event of any breach by the Consultant of this Agreement, including any failure to provide the Services.

3.2.	During the Term, the Company may reimburse the Consultant for reasonable travelling and other expenses actually and properly incurred by the Consultant in connection with the performance of the Services under this Agreement, provided that such expenses have been preapproved in writing by an authorized representative of the Company. For all such expenses, the Consultant will be required to keep proper accounts and to furnish statements and vouchers to the Company within thirty (30) days after the date the expenses are incurred.

3.3.	Except as otherwise provided for in this Agreement, the Consultant acknowledges and accepts that, unless otherwise agreed to in writing by the Company, subsequent to the execution of this Agreement by the parties thereto, the Consultant shall not be entitled by reason of the Consultant’s engagement or by reason of any termination of such engagement, to any renumeration, compensation (including, but not limited to, overtime fees) or benefits other than as expressly set forth in this Agreement.

4.	Bonus Fee

4.1.	In the event:

a.	during the Term, completes a Corporate Event (as herein defined); or

b.	during the Term, the Company enters into a definitive agreement with respect to a Corporate Event, and such Corporate Event is completed within twelve (12) months of the date of termination or expiry of this Agreement, the Company shall pay to the Consultant a bonus fee equal to CAD$150,000, plus GST/HST (if applicable) (the “Bonus Fee”).

4.2.	For the purposes of this Agreement, a “Corporate Event” shall mean: (i) a merger, amalgamation, consolidation, reorganization or arrangement of the Company with or into another corporation (other than a merger, amalgamation, consolidation, reorganization or arrangement of the Company with one or more of its subsidiaries), involving the Company and any other corporation or other entity or person in which the persons who were the shareholders of the Company immediately prior to such merger, amalgamation, reorganization, consolidation or other transaction own shares representing in the aggregate less than fifty percent (50%) of the votes attaching to the outstanding voting shares of the surviving or continuing entity after such merger, amalgamation, reorganization, consolidation or other transaction; (ii) the sale, exchange or transfer by the Company’s shareholders, in a single transaction or series of related transactions, of shares representing not less than a majority of the votes attaching to the outstanding voting shares of the Company; (iii) the sale, lease, license, abandonment, transfer or other disposition of all or substantially all the assets of the Company; or (iv) any other acquisition of the business of the Company as determined by the Board of Directors.

4.3.	The Bonus Fee shall be payable on the completion of the Corporate Event, subject to the Consultant submitting an invoice to the Company, or to such surviving or continuing entity upon completion of the Corporate Event, as applicable, setting out the Bonus Fee, together with any applicable tax payable thereon.

5.	Term

5.1.	This Agreement will commence on the Effective Date and will continue for a period of three (3) months, unless terminated in accordance with this Agreement (the “Term”).

5.2.	Notwithstanding Section 5.1, this Agreement may be terminated at any time by:

a.	the parties by mutual agreement;

b.	either party by giving at one (1) month advance notice in writing to the other party; or

c.	by the Company without notice in the event that the Consultant (i) breaches any material term of this Agreement, (ii) neglects or fails to perform, or the gross negligence in the performance of the Services, (iii) engages in any conduct that is fraudulent or dishonest, or damages the reputation or standing of the Company or its subsidiaries, (iv) is charged or convicted of any criminal act, (v) refuses to follow or implement a clear and reasonable directive of the Board, (vi) engages in any act of moral turpitude, (vii) files a voluntary petition in bankruptcy, or (viii) is adjudicated as bankrupt or insolvent.

5.3.	Notwithstanding Section 5.2, this Agreement will automatically terminate, without any prior notice or any payment to the Consultant, in the event that:

a.	the Term expires;

b.	the Consultant should no longer be able to provide the Services due to physical or mental incapacity of its most senior Representative (as herein defined); or

c.	upon the death or permanent incapacity of the Consultant’s most senior Representative.

5.4.	Upon termination of this Agreement for any reason whatsoever, the Consultant shall promptly deliver the following in accordance with the directions of the Company:

a.	all documents pertaining to the Company or this Agreement, including, but not limited to, all Confidential Information (as herein defined), books of account, correspondence and contracts; and

b.	all equipment and any other property belonging to the Company.

5.5.	The Consultant acknowledges and accepts that as a result of the termination of this Agreement, the Consultant shall not be entitled to any notice, fee, salary, severance or other payments or damages in excess of what is specified or provided for in this Agreement, except that the Consultant shall be entitled to receive all Fees and reimbursement for authorized expenses and such other entitlements which were due or which were accruing to the Consultant at the date of termination. For any notice given during the part way through a calendar month, the Fees payable shall be calculated on a pro rata basis. For clarity, in the event this Agreement is terminated in accordance with Section 5.2(c), the Consultant shall not be entitled to the Bonus Fee. For further clarity, in the event this Agreement is terminated in accordance with Section 5.3, the Consultant shall only be entitled to the Bonus Fee where at the time of termination of this Agreement in accordance with Section 5.3, the Company had completed a Corporate Event or the Company had entered into a definitive agreement with respect to a Corporate Event, and such Corporate Event was completed within twelve (12) months of the date of termination or expiry of this Agreement.

6.	Confidentiality

6.1.	For the purposes of this Agreement, “Confidential Information” means information, whether or not originated by the Consultant, that relates to the business or affairs of the Company, its subsidiaries, affiliates, clients, or suppliers and is confidential or proprietary to, about or created by the Company, its subsidiaries, affiliates, clients or suppliers (whether or not reduced to writing or designated or marked as confidential), including, but not limited to, ideas, know-how, trade secrets, production, manufacturing and sale techniques, financial statements and data, recipes and formulas, sources of supply, advertising, marketing and strategic plans, actual and prospective customers, pricing, costing, accounting procedures, forecasts, lists, summaries, notes, designs, innovations, techniques, data and employee and contractor information. Confidential Information does not include information that is in the public domain at the time of disclosure by the disclosing party, that enters the public domain after disclosure by the disclosing party through no fault of the receiving party, that was or is separately disclosed to the receiving party by a third party not itself subject to an obligation of confidentiality to the disclosing party with respect to such information, or that was in the receiving party’s possession at the time of disclosure by the disclosing party.

6.2.	Each party agrees to maintain the Confidential Information of the other party, at all times during the Term and at all times after termination, in strict confidence and, except to the extent expressly permitted under this Agreement or otherwise consented to in writing by the other party, that the Confidential Information will not be disclosed by it or its Representatives to any person, entity or party. For the purposes of this Agreement, “Representatives” includes, but it not limited to, the Consultant’s affiliates, directors, shareholders, officers, agents, subcontractors, consultants, members, managers, employees, advisors including legal counsel and accountants, or any other person or entity that is engaged by the Consultant. The Consultant shall treat all Confidential Information with the same degree of care as the Consultant accords to the Consultant’s own confidential information, but in no case shall the Consultant use less than reasonable care and shall ensure that all Representatives are bound by the same confidentiality provisions as set out herein with respect to any Confidential Information of the Company.

6.3.	All Confidential Information and any materials and items that the Company furnishes to the Consultant, whether delivered to the Consultant by the Company or made by the Consultant in the performance of the Services, and whether or not they contain or disclose Confidential Information are the sole and exclusive property of the Company.

7.	Independent Contractor

7.1.	It is expressly agreed that the Consultant’s relationship with the Company is that of an independent contractor in performing the Services under this Agreement, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship between the Consultant and the Company.

7.2.	The Consultant will not be entitled to any of the benefits that the Company may make available to its employees from time to time, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. The Company will not pay any contribution to any pension plan, employment insurance or withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship on behalf of the Consultant.

7.3.	The Consultant shall be responsible for administering and paying, when due and without any right to reimbursement from the Company, any and all taxes, levies and costs associated with the Services, including, but not limited to, any and all insurance premiums, income taxes, employment taxes, employment insurance premiums, Canada Pension Plan contributions and workers’ compensation premiums.

7.4.	The Consultant will indemnify and hold harm the Company from and against any and all third party claims, suits, actions, demands and proceedings against the Company and all losses, costs, damages, expenses (including reasonable legal and professional fees and disbursements), fees and liabilities related thereto arising out of or related to any negligence or misconduct by the Consultant or any other act or omission of the Consultant, including, without limitation, any breach of this Agreement by the Consultant.

8.	General

8.1.	This Agreement contains the entire Agreement and obligation between the parties with respect to its subject matter. No amendment to this Agreement will be valid or effective unless in writing and signed by both parties.

8.2.	The Consultant acknowledges that the restrictions contained in Section 6 are, in view of the nature of the business and affairs of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Company. The Consultant agrees that, in the event it violates any of the restrictions referred to in Section 6, the Company shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

8.3.	The Consultant expressly acknowledges that this Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defence any issue of reasonableness in any proceeding to enforce any provision of this Agreement, the intention of the parties being to provide for the legitimate and reasonable protection of the interests of the Company by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

8.4.	Any notice, request, demand or other communication hereunder shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (i) by personal delivery, when actually delivered; (ii) by overnight courier, upon written verification of receipt; (iii) by email, when sent, if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the first page of this Agreement or to such other address as either Party may advise the other in writing from time to time in accordance with this Section 8.4.

8.5.	Each Party will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments relating hereto. The parties agree that they have had adequate opportunity to seek independent legal advice with respect to the subject matter of this Agreement and have either obtained such advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such legal advice.

8.6.	Each of the parties will, on request by the other party, execute and deliver or cause to be executed and delivered, all such further documents and instruments and do all such further acts and things as the other party may reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to ensure the completion of the transactions contemplated hereby.

8.7.	Sections 4, 5, 6, 7 and 8 shall survive and remain in full force and effect notwithstanding the expiration or termination of this Agreement

8.8.	This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors (including any successor or continuing entity resulting from the completion of the Corporate Event) and permitted assigns.

8.9.	If any provision of this Agreement, including as to term or geographical area, is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions of this Agreement or of the same provision as applied to any other fact or circumstance, and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable.

8.10.	Time shall be of the essence of this Agreement.

8.11.	The Consultant may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Consultant’s duties without the prior written consent of the Company. The Company may assign certain of its rights and obligations to such surviving or continuing entity upon completion of the Corporate Event without prior written consent of the Consultant.

8.12.	The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All words, other than defined terms, regardless of the number and gender in which they are used, will be deemed and construed to include the singular or plural and the masculine, feminine or body corporate, as the context so requires.

8.13.	This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, and each Party irrevocably submits to the exclusive jurisdiction of courts of competent jurisdiction in the Province of British Columbia.

8.14.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties agree that any signature delivered by electronic transmission will be deemed to be the original signature of the delivering Party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

1261038 B.C. LTD.	BURTON FINANCIAL INC.

Per:	Per:
Authorized Signatory	Authorized Signatory